Exhibit 99.1

Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES IT IS NOW THE
THIRD LARGEST ORIGINATOR OF MULTI-FAMILY LOANS IN CALIFORNIA

Irvine, CA – June 20, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that, according to data updated quarterly by DataQuick Information Systems, the Company is now the 3rd largest originator of multi-family real estate loans in California. The results are based on multi-family loan originations funded during the 3 and 12-month periods ended March 31, 2003. Previously, the Company ranked 4th for the 3 and 12-month periods ended December 31, 2002.

During these periods, the Company’s multi-family loans were originated by Financial Institutional Partners Mortgage Corporation (“FIPMC”), the former name of Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary. On April 1, 2003, the Company realigned its lending operations, moving the origination, underwriting and processing functions, as well as the related personnel, from FIPMC to Commercial Capital Bank, the Company’s bank subsidiary, and changed the name of FIPMC to Commercial Capital Mortgage, Inc.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which include income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At March 31, 2003, CCBI had total assets of $1.2 billion, and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36-month period ended March 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego, CA, and plans to open a banking office in La Jolla, CA in September of 2003. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, was the 3rd largest originator of multi-family real estate loans in California during the 3 and 12-month periods ended March 31, 2003, and has originated over $2.2 billion in multi-family and commercial real estate loans from its inception through March 31, 2003. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions.

This Press Release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.